UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2007

Schmitt Industries, Inc.
(Exact name of registrant as specified in its charter)

Oregon	000-23996	93-1151989
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2765 N.W. Nicolai Street, Portland, Oregon	97210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (503) 227-7908

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 14, 2007, Schmitt Industries, Inc. (“Schmitt”) entered into an Arrangement Agreement (the “Arrangement Agreement”) with Xtero Datacom Inc., a British Columbia corporation (“Xtero”),  pursuant to which Schmitt, through its newly formed, wholly owned subsidiary, Schmitt Industries (Canada) Limited, a British Columbia corporation (“SCL”), will acquire all of the issued and outstanding common shares of Xtero (the “Transaction”).  The Arrangement Agreement was entered into in furtherance of the purposes of the Interim Acquisition Agreement dated October 4, 2007 (the “Interim Acquisition Agreement”) among Schmitt, Xtero and certain of Xtero’s shareholders.  Upon closing of the Transaction, Xtero will become a wholly owned subsidiary of Schmitt and Schmitt will own and operate Xtero’s business, including its patented technologies for remote satellite sensing of large chemical storage tanks.

Under the Interim Acquisition Agreement, Xtero granted Schmitt an exclusive license for the Xtero technology to enable Schmitt to begin ramping up production and marketing of Xtero’s remote tank monitoring devices prior to closing of the Transaction.  During the one-year term of the exclusive license (which term will be extended if the Transaction fails to close by May 31, 2008), Schmitt will pay Xtero royalties of 15% of the net sales of Xtero products and 25% of the net monitoring revenue generated from the use of these products.

Since February 2007, Schmitt has loaned Xtero $500,000 which funds have been used for patent work and other corporate product development and testing activities, and legal fees incurred by Xtero in connection with the structuring and negotiation of the Arrangement Agreement and the Transaction.  Schmitt has also paid or reimbursed certain expenses incurred by or on behalf of Xtero since October 1, 2007, including operational expenses and consulting fees, in order to keep Xtero’s payables current pending completion of the Transaction.

The Arrangement Agreement provides that Schmitt will issue to Xtero shareholders a total of 200,000 shares of Schmitt common stock at closing.  In addition, Xtero shareholders will be eligible to receive shares of SCL stock which are exchangeable for shares of Schmitt common stock on a one-for-one basis (“Exchangeable Shares”) based on the after-tax earnings derived from Xtero products during a five-year earn-out program ending on May 31, 2013. The use of Exchangeable Shares may permit Canadian shareholders of Xtero to defer any gain on the sale of their Xtero shares for Canadian income tax purposes.  The number of Exchangeable Shares issuable in any year of the earn-out program will be calculated by dividing (i) 50% of net annual after-tax earnings (if any) derived from Xtero products by (ii) the average closing price for a share of Schmitt common stock (up to a maximum of $27.72) for the period from April 1 through July 31 of each of Schmitt’s fiscal years through 2012 and for the period from April 1 through May 31, 2013 for Schmitt’s 2013 fiscal year.

The Transaction is subject to various conditions, including approval by Xtero shareholders, approval by a British Columbia court and other customary closing conditions, and is expected to close by the end of January 2008. Approval of the Transaction by the Schmitt shareholders is not required.  Either Schmitt or Xtero may terminate the Arrangement Agreement if the Transaction does not close by May 31, 2008, provided that the failure of the Transaction to have closed by that date was not caused by such party’s failure to fulfill any of its obligations.

2

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schmitt Industries, Inc.
(Registrant)

December 20, 2007	/s/ WAYNE A. CASE
(Date)	Wayne A. Case
President and CEO

3